AS  FILED  WITH  THE  SECURITIES  AND  EXCHANGE  COMMISSION  ON  July  2,  2004



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                H-Net.Net, Inc.
                                ---------------
             (Exact name of Registrant as specified in its charter)

           Colorado                                84-1064958
           --------                                ----------
(State or other jurisdiction of                  (IRS  Employer
incorporation  or  organization)                Identification  No.)

                               3256 Chico Way, NW
                               ------------------
                              Bremerton, WA 98312
          (Address of Principal Executive Offices, including ZIP Code)

                   2004 Non-Qualified Stock Compensation Plan
                   ------------------------------------------
                            (Full title of the plan)

                              William M.Wright, III
                              ---------------------
                               3256 Chico Way, NW
                              Bremerton, WA 98312
                    (Name and address of agent for service)

                                 (360) 782-4477
                                 --------------
          (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE



TITLE OF                             PROPOSED       PROPOSED
SECURITIES           AMOUNT OF       MAXIMUM        MAXIMUM       AMOUNT OF
TO BE                  SHARES        OFFERING       AGGREGATE     REGISTRATION
REGISTERED        TO BE REGISTERED   PRICE PER      OFFERING      FEE
                                     SHARE          PRICE(1)
----------        ----------------   ---------      ---------     ------------

$.001 par
value
common stock             1,000,000     $0.65        $ 650,000       $ 82.36
----------        ----------------   ---------      ---------     ------------

TOTALS                   1,000,000     $0.65        $ 650,000       $ 82.36

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported on the OTC Bulletin Board as of July 2, 2004.



                                   PROSPECTUS

                                H-Net.Net, Inc.

                        1,000,000 Shares Of Common Stock

     This prospectus relates to the offer and sale by H-Net.Net, Inc. a Colorado corporation("H-Net"), of 1,000,000 shares of its $.001 par value per share common stock to certain employees, officers, directors and consultants (the "consultants") pursuant to consulting agreements and the 2004 Non-Qualified Stock Compensation Plan (the "Stock Plan"). Pursuant to the Stock Plan and the consulting agreements, in payment for services rendered, H-Net is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the consultants and persons covered by the Stock Plan, 1,000,000 shares of common stock.

     The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of H-Net within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. H-Net is currently registering 250,000 shares for affiliates of the company. An affiliate is summarily, any director, executive officer or controlling shareholder of H-Net or any one of its subsidiaries. An "affiliate" of H-Net is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a consultant who is not now an "affiliate" becomes an "affiliate" of H-Net in the future, he/she would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the OTC Bulletin Board under the symbol "HNNT."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is July 2, 2004.

This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by H-Net with the Commission are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: H-Net, 3256 Chico Way, NW, Bremerton, WA 98312. H-Net's telephone number is (360) 782-4497.

     H-Net is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by H-Net under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington D.C. 20549.

     No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by H-Net This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of H-Net since the date hereof.

                                TABLE OF CONTENTS


INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS                     6

Item  1.  The  Plan  Information                                               6

Item  2.  Registrant Information and Employee Plan Annual Information          8

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT                        8

Item  3.  Incorporation  of  Documents  by  Reference                          8

Item  4.  Description  of  Securities                                          8

Item  5.  Interests  of  Named  Experts  and  Counsel                          8

Item  6.  Indemnification of Officers, Directors,
          Employees and Agents; Insurance                                      9

Item  7.  Exemption  from  Registration  Claimed                               9

Item  8.  Exhibits                                                             9

Item  9.  Undertakings                                                        10

SIGNATURES                                                                    12

                                     PART 1
                    INFORMATION REQUIRED IN THE SECTION 10(A)
                                   PROSPECTUS

ITEM  1.  THE  PLAN  INFORMATION.

THE  COMPANY

     H-Net has its principal executive offices at 3256 Chico Way, NW, Bremerton, WA 98312. H-Net's telephone number is (360) 782-4477.

PURPOSE

     H-Net will issue common stock to certain employees, officers, directors and consultants pursuant to consulting agreements and the Stock Plan, which has been approved by the Board of Directors of H-Net. The agreements and the Stock Plan are intended to provide a method whereby H-Net may be stimulated by the personal involvement of such employees, officers, directors and consultants in H-Net's future prosperity, thereby advancing the interests of H-Net and all of its shareholders. The Stock Plan has been filed as an exhibit to this registration statement.

COMMON  STOCK

     The Board has authorized the issuance of up to 1,000,000 shares of the common stock to the certain employees, officers, directors and consultants upon effectiveness of this registration statement.

THE  CONSULTANTS

     The consultants have agreed to provide their expertise and advice to H-Net for the purposes set forth in the consulting agreements.

NO  RESTRICTIONS  ON  TRANSFER

     The employees, officers, directors and consultants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

TAX  TREATMENT  TO  THE  RECIPIENTS

     The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The employees, officers, directors and consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the recipients will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the recipients receive shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed compensation for federal income tax purposes. The recipients are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

TAX  TREATMENT  TO  THE  COMPANY

     The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by H-Net for federal income tax purposes in the taxable year of H-Net during which the recipient recognizes income.

RESTRICTIONS  ON  RESALES

     In the event that an affiliate of H-Net acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to H-Net. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. H-Net has agreed that for the purpose of any "profit" computation under 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

ITEM  2.  REGISTRANT  INFORMATION  AND  EMPLOYEE  PLAN  ANNUAL  INFORMATION

     A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: H-Net, 3256 Chico Way, NW, Bremerton, WA 98312, where its telephone number is (360) 782-4477


                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents filed with the Securities and Exchange Commission (the "Commission") by H-Net, a Colorado corporation (the "Company"), are incorporated herein by reference:

(a) The Company's latest Annual Report on Form 10-KSB for the year ended January 31, 2004, filed with the Securities and Exchange Commission;
(b) The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended January 31, 2004;
(c) A description of the Company's common stock as contained in its Form 10-KSB, as amended, filed April 30, 2004, including any amendment or report filed for the purpose of updating such description; and
(d) All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

ITEM  4.  DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

     The financial statements of H-Net are incorporated by reference in this prospectus as of and for the year ended January 31, 2004 and have been audited by Bongiovanni & Associates, P.A., independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

ITEM  6.  INDEMNIFICATION  OF  OFFICERS,  DIRECTORS,  EMPLOYEES  AND  AGENTS;
          INSURANCE.

     Under the Colorado Corporations and Associations Act (the "CCAA"), a corporation is permitted to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action. There must be a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. However, under the CCAA, this provision may not eliminate or limit the liability of a director:
(a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

     That determination must be made, in the case of an individual who is a director or officer at the time of the determination: By a majority of the disinterested directors, even though less than a quorum; by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or by a majority vote of the shareholders at a meeting at which a quorum is present. Finally, directors and officers are entitled to indemnification for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action.

     A true and correct copy of Title 7, Article 109, Section 102 of the CCCA that addresses indemnification of officers and directors is attached hereto as
Exhibit  99.1.

     The effect of these provisions may be to eliminate the rights of H-Net and its stockholders (through stockholders' derivative suit on behalf of H-Net) to recover monetary damages against a director of officer for breach of fiduciary duty as such director or officer, except in the situations described in the preceding paragraphs.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

     Not  applicable.

ITEM  8.  EXHIBITS.

(a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:


Exhibit  No.        Title
------------        -----

5.1                 Legal  opinion  of  Law  Offices  of  Harold H. Martin, P.A.

10.1                2004  Non-Qualified  Stock  Plan

23.1                Consent  of  Law Offices of Harold H. Martin, P.A. (included in  Exhibit  5.1)

23.2                Consent  of  Bongiovanni  &  Associates,  P.A.

99.1 Title 7, Article 109, Section 102 of the Colorado Corporations and Associations Act.

ITEM  9.  UNDERTAKINGS.

     The  undersigned  registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(I) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(II) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;
(III)include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement. Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Bremerton, State of Washington, on July 2, 2004. H-Net.Net, Inc.

                                      (Registrant)


                                       /s/  William  M.  Wright,  III
                                       ------------------------------
                                       William  Wright
                                       President


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


          SIGNATURES                       TITLE                       DATE

/s/  William  M.  Wright,  III     President, Chief Executive     July  2,  2004
------------------------------     Officer and Chairman
William  M.  Wright,  III


/s/  Terry  L.  Stein              Treasurer  and  Director       July  2,  2004
---------------------
Terry  L.  Stein